Exhibit 10.1

RIVERSIDE TECHNOLOGY CENTER

SECOND LEASE AMENDMENT

AS TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND CERULEAN PHARMA INC.

This Second Lease Extension and Modification Agreement (the “Second Lease Amendment”) entered into this 11 day of July, 2014 by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 575 Boylston Street Boston, Massachusetts 02116 (herein, the “Lessor”), and Cerulean Pharma Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (herein the “Lessee”), with respect to a certain Lease dated September 8, 2009 (as amended as stated below) for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts.

WHEREAS, Rivertech Associates II, LLC and Cerulean Pharma Inc. entered into a certain lease agreement dated September 8, 2009 (the “Original Lease”); and,

WHEREAS, Rivertech Associates II, LLC and Cerulean Pharma Inc. entered into a certain Lease Extension and Modification Agreement dated June 6, 2012 (the “First Amendment”); with said Original Lease and said First Lease Amendment being referred to herein as the “Existing Lease”) and,

WHEREAS, the current Term under the Existing Lease expires on February 29, 2016 (the “Current Term”), and,

WHEREAS, under the Existing Lease the Lessee leases and occupies approximately 14,234 rentable square feet of space located on the fifth (5th) and fourth (4th) floors of the Building; referred to herein as the “Existing Premises”; and,

WHEREAS, by this Second Lease Extension Agreement Lessee seeks to add to the Existing Premises, approximately 8,628 rentable square feet of space located on the first (1st) floor of the Building as shown on Exhibit A hereto (the “Expansion Space”), and collectively with the 14,234 rentable square feet of space which is the Existing Premises, constituting approximately 22,862 rentable square feet of space and referred to herein as the “Expanded Leased Premises”); and,

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof the Lessor and Lessee hereby agree as follows:

1.	Lease of the Expansion Space

Lessor hereby leases to Lessee the Expansion Space, to be occupied and used by Lessee through the end of the current Term of the Lease. The Expanded Leased Premises shall be leased on the same terms and conditions of the Existing Lease, as modified by the terms and conditions of this Second Lease Amendment (a) with the exception of those provisions of the Existing Lease as to which Lessor and Lessee have already performed their obligations as of the date hereof, (for example, Lessee has heretofore delivered the Existing Premises and Lessee has accepted the same, performing and completing its Lessee’s improvements therein); and (b) with the exception of those provisions of the Existing Lease which are superseded by the Second Lease Amendment.

Notwithstanding the Expansion Space Commencement Date, this Second Lease Amendment is to be considered a valid and binding obligation of the parties effective as of the date of its execution by the parties. Lessee agrees to execute the Lessee’s lender’s standard Subordination Non-Disturbance and Attornment Agreement upon execution of this Second Lease Amendment, and Lessor agrees to promptly seek its lender’s execution of the same.

Lessor and Lessee each acknowledge that to the best of the respective knowledge of each, there are no material defaults by either party presently existing under the Existing Lease.

2.	Delivery of the Expansion Space

The Existing Premises is leased in the same “AS/IS” condition as it is as of the execution of this Second Lease Amendment; Lessee hereby acknowledging it is currently in possession of the Existing Premises and accordingly accepts the same from the date of this Second Lease Amendment in its current “AS/IS” condition without representation or warranty of any kind or nature; and Lessee further acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner.

Lessee’s obligations to pay Annual Base Rent and all other Additional Rent as to the Existing Premises under the Existing Lease shall continue through to the end of the Lease Term.

Except as set forth herein, the Expansion Space is leased in the same “AS/IS” condition as it is as of the execution of this Second Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications thereto, in any manner.

Lessor shall deliver the Expansion Space to Lessee on July 15, 2014 (the “Expansion Space Commencement Date”).

Lessee has accepted the condition of the Expansion Space as of the execution of this Second Lease Amendment, having had the full and complete opportunity to enter and inspect the Expansion Space to its satisfaction. Lessor represents that it currently has a Certificate of Occupancy for the Building allowing use for general office, which includes laboratory use, and upon delivery of the Expansion Space on the Expansion Space Commencement Date, Lessee may use the Premises for its Permitted Uses; subject however to (a) requirements arising from alterations Lessee may choose to perform after the Expansion Space Commencement Date; and (b) any other permits that are Lessee’s responsibility to identify, procure and maintain; which shall be Lessee’s sole responsibility to satisfy in all respects. Lessor represents the Expansion Space conforms to LESSOR’S standard Building specifications, with code compliant demising walls and common area corridors; and complies with applicable laws, codes and ordinances, including without limitation the Americans with Disabilities Act; and that all base building systems serving the Expansion Space, including without limitation electrical, plumbing and HVAC systems, are in good operating condition and repair as of the date hereof.

Lessee’s obligations to pay Annual Base Rent and all other Additional Rent as to the Expansion Space shall commence as of the Expansion Space Commencement Date and shall continue through to the end of the Lease Term; said payments to be subject however to a separate interim payment calculation schedule for the period from the Expansion Space Commencement Date through August 31, 2014 (the “Interim Payment Period”) as set forth more specifically in Section 3 herein.

Lessee shall be solely responsible, at its sole cost and expense, to perform such specific design and construction work on the Expansion Space (or its Existing Premises) as it desires for its use and occupancy (“Lessee’s Work”). Lessee shall comply with the requirements of Section 11 of the Existing Lease with respect to specific Lessee approvals for Lessee’s Work on the Expansion Space. Lessee shall be provided with access to the Expansion Space (said access to be coordinated through the Lessor) commencing upon full execution and delivery of this Second Lease Amendment, for the purpose of performing its Lessee’s Work. Lessee’s Work and all subsequent Lessee alterations to the Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal occupancy of other tenants in the Building as determined by Lessor and municipal fire and building inspection officials.

Lessor hereby permits Lessee to utilize the office furnishings and equipment that are presently located within the Expansion Space at no additional cost, solely as a licensee. Lessor makes no representations or warranties of any kind or nature as to condition or operation of any of such furnishings and equipment; Lessee to retain the same within the Expansion Space and to utilize the same at Lessee’s sole risk. Lessee will surrender the furnishings and equipment to Lessor upon termination of this Lease, the aforesaid to be in the same condition as in as of the execution of this Second Lease Amendment, reasonable wear and tear excepted.

3.	Annual Base Rent and Additional Rent

A.	Annual Base Rent as to the Existing Premises

Lessee shall continue to pay Lessor Annual Base Rent as to the Existing Premises as set forth in the Existing Lease.

B.	Annual Base Rent as to the Expansion Space

Lessee shall pay Lessor Annual Base Rent as to the Expansion Space, as follows:

(i)	Nineteen Thousand One Hundred Eighty Six 34/100 ($ 19,186.34) Dollars, for the forty seven (47) day period from July 15, 2014 through August 31, 2014 (the “Interim Period”); (calculated on an agreed reduced rent basis of 3,947 rentable square feet @ $ 37.75 rsf); with the sum of Six Thousand Nine Hundred Thirty Nine 74/100 ($ 6,939.74) Dollars due on July 15, 2014, and the balance of Twelve Thousand Two Hundred Forty Six 60/100 ($ 12,246.60) Dollars due on August 1, 2014; and,

(ii)	Two Hundred Eighty Three Thousand Seven Hundred Sixty Seven 30/100 ($ 283,767.30) Dollars, for the three hundred eighteen (318) day period beginning on September 1, 2014 and ending on July 14, 2015; payable in installments of Twenty Seven Thousand One Hundred Twenty Seven 44/100 ($ 27,127.44) Dollars each calendar month (September through June), with a final installment of Twelve Thousand Four Hundred Ninety Two 90/100 ($ 12,492.90) Dollars for the fourteen (14) day period of July 1 through July 14, 2015); and,

(iii)	Two Hundred Ten Thousand Six Hundred Seventy Seven 70/100 ($ 210,677.70) Dollars for the two hundred thirty (230) day period beginning on July 15, 2015 and ending on February 29, 2016; payable in installments of Twenty Seven Thousand Eight Hundred Seventy Two 27/100 ($ 27,872.27) Dollars each calendar month (August through February), with an initial installment of Fifteen Thousand Five Hundred Seventy One 83/100 ($ 15,571.83) Dollars for the seventeen (17) day period of July 15 through July 31, 2015.

Annual Base Rent is intended to be “triple net” under the Lease, and it shall be payable in the corresponding monthly (or other) installments set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the provisions relating to Annual Base Rent as set forth under the Existing Lease.

C.	Additional Rent.

In addition to Annual Base Rent, Lessee shall continue to be responsible to pay all Additional Rent (Operating Expenses) under Section 3 of the Existing Lease, and all Additional Rent (Taxes) under Section 4 thereof, as are applicable to both the Existing Premises and the Expansion Space, as invoiced by Lessor during the Extended Term.

As the concept is used in the Lease to compute Additional Rent, as of the Expansion Space Commencement Date Lessee’s allocable pro rata share (“Allocable Percentage”) attributable to the Expansion Space shall be 6.66% (however, for the Interim Period, it shall be only 3.06%); Lessee’s Allocable Percentage attributable to the Existing Space remaining at 11.04%.

D.	Rent and other Costs and Expenses.

All Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed during the remainder of the Term, as contemplated under the Existing Lease, except to the extent modified and supplemented above. All other costs and expenses for utilities and services and attendant to operation of the Expanded Leased Premises (i.e. as applicable to both the Existing Premises, and to the Expansion Space as of the Expansion Space Delivery Date), shall be borne by the respective parties as set forth in the Existing Lease.

4.	Permitted Uses

The Permitted Uses in the Basic Data of the Existing Lease, and all conditions attached thereto, are hereby restated and affirmed and shall govern the use and occupancy of the Expansion Space through to the end of the Term.

Lessee shall have the right to additional building standard signage for the Expansion Space in the Building lobby, at Lessor’s expense, and the further right to place conforming signage at the entry to the Expanded Space at Lessee’s expense.

5.	Brokers.

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction.

6.	Parking.

Lessee shall be granted, at current rates (which may be increased from time to time to reflect market increases), the right (but not the obligation) to park up to thirteen (13) additional cars in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces or on a valet basis which Lessor in its sole discretion shall designate from time to time. The initial parking rate therefor shall be $ 225 per month, per car, which monthly rate may be changed by Lessor in its discretion subject to and reflective of periodic market changes. All payments for Lessee’s parking rights shall be considered to be Additional Rent under this Lease.

This provision is in addition to the parking rights provided in the Existing Lease, and the specific numeric parking rights set forth above supplement the numeric parking rights otherwise set forth in the Existing Lease.

7.	Integration of Documents; Supremacy.

This Second Lease Amendment contains the full understanding and agreement between the parties. The parties hereto intend that this Second Lease Amendment operates to amend and modify the Existing Lease, and that those documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this Second Lease Amendment. Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Second Lease Amendment.

This agreement is governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Second Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.

[Signature Pages Follow]

Witness our hands and seals as of the date first written above.

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:	/s/ Robert Epstein

its duly authorized Manager

LESSEE

CERULEAN PHARMA INC.

By:	/s/ Oliver S. Fetzer

its duly authorized President/Vice President

By:	/s/ Karen L. Roberts

Its duly authorized Treasurer/Ass’t Treasurer

CERULEAN PHARMA INC.

SECOND LEASE AMENDMENT

EXHIBIT A

See Attached Plan

CHARLES RIVER

MEMORIAL DRIVE

Freight Elevator

Available 3,947RSF

Available 4,681RSF

Common Area

Riverside Technology Center
840 Memorial Drive
Cambridge, MA

Floor One